Exhibit 99.1

March 20, 2013
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS FEBRUARY 2013 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.
As the equity markets continue to climb a “wall of worry,” our core business segments have experienced mixed results. While securities commission and fee revenues indicate a 9.2 percent decline from the preceding month, they are flat on a per-day basis as February is a short month.
The Private Client Group continues to make modest progress and our domestic operations are now all on one platform following our successful conversion of the Morgan Keegan accounts to the Raymond James system in mid-February. Our next priority is to adjust to the appropriate support levels for this segment, which will engender expense reduction primarily through a decline in headcount over the next several months.
The monthly statistics do not convey the weakness we are experiencing in our Capital Markets segment. Equity underwriting activity has been reasonably good, but merger and acquisition fees have been lackluster so far this quarter due in part due to the past acceleration of transactions into the December quarter in anticipation of tax law changes. In Fixed Income, trading profits remain depressed and commission volume is down from the preceding month, both tracking well below recent historic averages. Overall, this segment is currently underperforming our expectations. As we have previously reported, we are continuing to evaluate and adjust our cost structure to improve margins in the future.
Assets under management continued their steady climb as both the rising equity markets and net inflows contributed to the 1.2% increase.
Net loans outstanding at Raymond James Bank grew slightly from the preceding month end, but are just flat with the end of the prior quarter as new loan production has slowed while payoffs and refinancings continue at a brisk pace. While it is our objective to grow the bank's assets, we will do so only as conditions permit within our conservative underwriting standards.
“We are pleased with our competitive position and the success of the Morgan Keegan integration to date,” said CEO Paul Reilly. “We now need to complete the remaining task to right size our cost structure post integration. We anticipate that most of this work will be completed by the end of the June quarter with the balance completed by the end of this fiscal year. Fundamentally, we are focused now on expense reduction to improve margins, as well as growth drivers for our various businesses.”

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its three principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services, and Raymond James Ltd., have more than 6,200 financial advisors serving more than 2.4 million accounts in more than 2,600 locations throughout the United States, Canada and overseas. In addition, total client assets are approximately $401 billion.

Forward Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements. Those results or outcomes could occur as a result of a number of factors, which include, but are not limited to, the risks inherent in the integration of Raymond James' and Morgan Keegan's businesses including the  diversion of management time on integration issues, or in realizing the projected benefits of the acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James' 2012 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarter ended December 31, 2012, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.
For more information, contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.

Raymond James Financial, Inc.
Operating Data

	February 2013		January 2013			February 2012
	(19 business days)		(21 business days)			(20 business days)

Total securities commissions and fees (1)	$243.2	mil.	$267.9	mil.		$190.2	mil.

Client assets under administration (2)	$400.7	bil.	$398.7	bil.	(4)	$288.7	bil.

Financial assets under management (3)	$49.5	bil.	$48.9	bil.		$38.5	bil.

Raymond James Bank total loans, net	$8.5	bil.	$8.4	bil.		$7.3	bil.

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) Includes assets held for institutional clients of approximately $18.4 billion for February 28, 2013 and $18.1 billion for January 31, 2013 (as revised).
(3) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.
(4) Effective as of February 28, 2013, we corrected our computation of client assets under administration associated with certain historical Morgan Keegan operations, which results in a reduction of assets under administration balances from the levels previously reported. In order to provide comparable balances for prior periods, we present the revised balances in the table below. Client assets under administration (in billions) are as follows:

As of:	As initially reported	Revised
April 30, 2012	$376.0	$374.4
May 31, 2012	$363.0	$361.2
June 30, 2012	$376.0	$372.1
July 31, 2012	$379.0	$374.4
August 31, 2012	$383.0	$379.5
September 30, 2012	$390.3	$386.0
October 31, 2012	$387.7	$383.9
November 30, 2012	$389.5	$385.2
December 31, 2012	$392.0	$387.9
January 31, 2013	$403.0	$398.7